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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation of our report included in this Form 10-K, into the Starwood Hotels & Resorts' and Starwood Hotels & Resorts Worldwide, Inc.'s previously filed Registration Statements on Form S-2 (File No. 33-59155), Form S-3 (File Nos. 33-64335, 333-13411, 333-13325, 333-22219, 333-40077, 333-47639, 333-49953, 333-49955 and
333-73069), Form S-4 (File No. 333-39409), and Form S-8 (File Nos. 333-02721,
333-49927, 333-49931 and 333-58141). It should be noted that we have not audited any financial statements of the company subsequent to December 31, 1998 or performed any audit procedures subsequent to the date of our report.

New York, New York
March 29, 1999